ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In millions)

	March 31,	September 30,
ASSETS	2007	2006

	(Unaudited)
Cash and cash equivalents	$ 222	$ 350
Receivables, net	1,136	1,103
Inventories	486	488
Other current assets	240	246
Assets of discontinued operations	1,224	1,200
Net property	706	719
Goodwill	511	503
Other assets	973	904

TOTAL ASSETS	$ 5,498	$ 5,513

LIABILITIES AND SHAREOWNERS’ EQUITY

Short-term debt	$ 17	$ 56
Accounts payable	1,128	1,106
Other current liabilities	637	706
Liabilities of discontinued operations	805	712
Long-term debt	1,220	1,174
Retirement benefits	478	487
Other liabilities	228	264
Minority interests	67	64
Shareowners’ equity	918	944

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$ 5,498	$ 5,513

Note: Amounts at September 30, 2006 have been restated for discontinued operations.

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	Six Months Ended
	March 31,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES
Income (loss) from continuing operations	$ (3)	$ 58
Adjustments to income (loss) from continuing operations
Depreciation and amortization	64	61
Restructuring costs, net of payments	20	(9)
Adjustment of impairment reserves	(10)	-
Gain on divestitures	(2)	(23)
Loss on debt extinguishment	6	9
Pension and retiree medical expense	67	66
Other adjustments to income (loss) from continuing operations	1	2
Pension and retiree medical contributions	(136)	(49)
Changes in receivable securitization and factoring	20	42
Changes in assets and liabilities	(81)	(54)

Cash flows provided by (used for) continuing operations	(54)	103
Cash flows provided by (used for) discontinued operations	(9)	23

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(63)	126

INVESTING ACTIVITIES
Capital expenditures	(48)	(53)
Proceeds from dispositions of property and businesses	11	44
Proceeds from marketable securities	5	-
Acquisitions of businesses and investments, net of cash acquired	(2)	(1)
Net investing cash flows provided by (used for) discontinued operations	(23)	177

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(57)	167

FINANCING ACTIVITIES
Change in revolving debt, net	74	-
Change in U.S. accounts receivable securitization program	(40)	94
Debt issuance	200	300
Debt buy back	(227)	(603)
Payments on lines of credit and other, net	(1)	(3)

Net change in debt	6	(212)
Costs associated with debt extinguishment and issuance	(10)	(18)
Proceeds from exercise of stock options	6	-
Cash dividends	(14)	(14)
Other financing activities	(1)	-
Net financing cash flows provided by discontinued operations	(1)	(2)

CASH USED FOR FINANCING ACTIVITIES	(14)	(246)

IMPACT OF CURRENCY ON CASH AND CASH EQUIVALENTS	6	2

CHANGE IN CASH AND CASH EQUIVALENTS	(128)	49
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	350	187

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 222	$ 236

Note: Amounts for the six months ended March 31, 2006 have been restated for discontinued operations.